EX-10.1 5 fsb2ex101_stonemountainre.htm CAB OPTION AGREEMENT

STONE MOUNTAIN RESOURCES INC.

CAB PROPERTY OPTION AGREEMENT

TABLE OF CONTENTS

Paragraph	Page

1.	Definitions	1
2.	Recitals	3
3.	Title Warranties	3
4.	Capacity and Authority	5
5.	Grant and Term of Option	5
6.	Option Payments	5
7.	Earning Costs - Initial Earn In Period	6
8.	Exercise of Option	6
9.	Production Royalty	6
10.	Audit	7
11.	Land Holding Costs	7
12.	Conduct of Operations	7
13.	Books and Records	7
14.	Partial Surrender	8
15.	Area of Interest	8
16.	Force Majeure	9
17.	Confidentiality	9
18.	Reports	10
19.	Termination by Stone	10
20.	Termination by the Vendor	10
21.	Transfer of Interest	11
22.	Notice	11
23.	General Provisions	11

EXHIBITS

Exhibit ‘A’ - List of Unpatented Claims

Exhibit ‘B’ - Area of Interest

Exhibit ‘C’ - Net Smelter Return Reservation

CAB PROPERTY OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is made and entered into effective as of October 11, 2004 by and among STONE MOUNTAIN RESOURCES INC. (“Stone”), a Delaware corporation with an office at 701 North Green Valley Parkway Suite 200 Henderson, Nevada 89074 and Midas Mountain, Inc. (“Midas”) a Nevada corporations with an office at 4535 West Sahara Avenue #217 Las Vegas, Nevada 89102 (the “Vendor”).

1.	Definitions.

For purposes of this Agreement, the following terms are defined:

(a)            ”Annual Report” means a detailed report of operations conducted by Stone during the most recently completed calendar year which is accompanied by a statement detailing the Cumulative Earning Costs paid or incurred by Stone as of the last day of the same year and a copy of all non-interpretive data and information obtained as a result of exploration and development carried out on the Properties as of the last day of the same year;

b)             ”Area of Interest” means the area set out on the map attached hereto and incorporated herein as Exhibit “B”

(c)            ”Earning Costs” mean all costs properly incurred on or for the benefit of the Properties or within the Area of Interest for exploration or development pursuant to this Agreement, including but not limited to (1) Salaries and wages, including twenty-five percent (25%) of such salaries and wages for actual benefit and overhead expenses of employees actually engaged in exploration and development activities, (the salaries and wages, including twenty-five percent (25%) of such salaries and wages for actual benefits and overhead expenses on the foregoing basis, of part time employees shall be charged in an amount proportionate to the employee’s labour with respect to such exploration and development); (2) actual costs and expenses of use of machinery, equipment and supplies required for such activities; (3) travel expenses and transportation of employees, materials, equipment and supplies necessary or convenient for the conduct of such activities; (4) all reasonable payments to contractors for work on such activities; (5) reasonable costs of assays, metallurgical testing and analysis and other costs incurred to determine the quantity and quality of products; (6) reasonable costs incurred to obtain permits, rights-of-way and other similar rights in connection with such activities; (7) reasonable costs incurred in preparation and acquisition of environmental permits necessary to commence and complete such activities; (8) any and all reasonably incurred Land Holding Costs, including without limitation, reasonable costs incurred to cure material title defects and the costs of the survey, if any, of the Properties and such interests, except as otherwise specifically provided herein; (9) costs and expenses of performing a feasibility study; (10) all taxes levied against the Properties or any interest in the Properties and paid by Stone; (11) the cost of insurance premiums or performance bonds; (12) all reasonable costs incurred by Stone in title curative work; (13) all costs or expenses which are characterized as Earning Costs elsewhere in this Agreement; (14) any and all capital items acquired for the exploration and/or development and/or mining of the Properties; and (15) a management fee based on the foregoing charges and expenditures, except any and all the Land Holding Costs, to cover Stone’s home office overhead and general and administrative expenses, which shall be seven percent (7%).

(d)	“Effective Date” means the date this Agreement is actually signed by all parties.

(e)            ”Land Holding Costs” means the filing and rental fees, rents, and other amounts which Stone is required to pay or incur in order to maintain the Properties including performance of and filing and recording proof of performance of annual assessment work and acts which federal and state law and regulations require in order for the Vendor to maintain such interest [including, without limitation, payment of the mining claim rental fees required by Public Law 103-66 of August 10, 1993, 107 Stat. 312 and any other payments and amounts of whatsoever nature which Stone’s required to pay or incur to maintain the interests in the Properties];

(f)            ”Mining Deeds” mean collectively, the deed with reservation of mineral royalty from the Vendor to Stone conveying a 100% interest in recorded title to the Properties, subject to the Production Royalty, and the Mining Deed and Deed of Net Smelter Return Royalty from Stone to Vendor;

(g)           ”Net Smelter Returns” means net smelter provisions as defined in Exhibit “C”. Each party shall be responsible for its portion of any applicable taxes from its portion of the Net Smelter Return;

(h)            ”Option Payments” means the initial Twenty Five Thousand Dollar ($25,000) payment by Stone to the Vendor and the three succeeding annual payments of Thirty Thousand Dollars ($30,000) commencing on February 15, 2005 all as more particularly described in Section 6 hereof (“Option Payments”);

(i)            ”Properties” means all of the right, title and interest of the Vendor in or to real property wholly or partially situate within the Area of Interest in and to the Unpatented Mining Claims, together with all incident or appurtenant water, easement, option or other rights or interests of the Vendor and together with all other interests in real property within the Area of Interest which are hereafter acquired and made subject to this Agreement as specified in Section 16 (“Area of Interest”) hereof;

(j)            ”Production Royalty” means the production royalty of three percent (3%) of the Net Smelter Returns from the production of minerals from the Unpatented Mining Claims as they exist at the execution date of this Agreement and a production royalty of one percent (1%) of the Net Smelter Returns from the production of minerals from the Area of Interest. Stone agrees to grant a Production Royalty in writing to the Vendor in the lands and interests acquired by Stone in the Area of Interest; and

(k)           ”Unpatented Mining Claims” means and includes the unpatented mining claims described in Exhibit “A” attached hereto and incorporated herein owned by the Vendor, together with all of the Vendor’ incident or appurtenant water, easement and other rights and options or other interests in those Unpatented Mining claims, whether now held or hereafter acquired.

2.	Recitals.

The Vendor holds title to the Properties. Stone wants to acquire the option to earn an undivided one hundred percent (100%) interest in title to the Properties, and the Vendor are willing to grant such an option to Stone subject to the terms and provisions of this Agreement. Therefore, for and in consideration of the sum of ten or more dollars paid to the Vendor by Stone simultaneously with execution of this Agreement and for and in consideration of the following mutual promises, conditions and covenants, the receipt and the adequacy as consideration whereof is hereby acknowledged by the Vendor, the parties agree as set forth herein.

3.	Title Warranties.

The Vendor hereby represents and warrant to Stone as of the date of execution of this Agreement that:

(a)	With respect to the Unpatented Mining Claims located by the Vendor described in Exhibit “A” and subject to the paramount title of the United States:

(i)	the unpatented mining claims were properly laid out and monumented;
(ii)	all required location and validation work was properly performed;

(iii)	location notices and certificates were properly recorded and filed with appropriate governmental agencies;
(iv)	all assessment work required to hold the unpatented mining claims has been performed and all governmental fees have been paid through the assessment year ending August 31, 2005;
(v)

all affidavits of assessment work, evidence of payment of governmental fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies;

(vi)	the claims are free and clear of encumbrances and liens created by or through the Vendor;

(vii)	the Vendor have no knowledge of conflicting mining claims;

(viii)	the Vendor are not aware of any claims by third parties to any interest in the Unpatented Mining Claims; and

(ix)	the Vendor are unaware of any notices by any government agencies respecting title or environmental matters.

Nothing in this Section, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable mineral deposit.

(b)

Through and including the Effective Date, the Vendor have fully and faithfully performed and delivered each and every term, condition and covenant which they are required to perform and observe under the laws in order to maintain the Vendor’ interest thereunder;

(c)

Excepting only the Land Holdings Costs, there is no cash payment or other consideration of any sort whatsoever which the Vendor are obligated to make or deliver to a third party in order to maintain their interest in the Properties;

(d)	There is no existing mineral production royalty of any sort whatsoever which is payable with respect to the Properties or Products mined therefrom save and except for the Production Royalty;

(e)	The Vendor have never transferred or encumbered any interest in the Properties;

(f)

Except for this Agreement, the Vendor have no knowledge of any existing oral or written agreements of any kind (recorded or unrecorded) which does or could have any effect whatsoever with regard to title to the properties;

(g)	As of the Effective Date, there are no pending or threatened actions, suits, claims or proceedings with respect to the Properties;
(h)

The Vendor have delivered to Stone all information and data regarding the existence of minerals within the Properties, the environmental condition of the Properties and the status of record, possessory, legal or equitable title to the Properties which is within the Vendor’ possession or control;

(i)

All documents which must be recorded or filed with the U.S. Bureau of land Management pursuant to section 314 of the Federal land Policy and Management Act of 1976 (43 U.S.C. 1744) with regard to the Unpatented Mining Claims have been duly recorded and filed;

(j)

The rental fee of One Hundred Dollars and twenty five ($125) for the federal annual assessment year September 1, 2004 to September 1, 2005 for each of the Unpatented Mining Claims was properly and timely paid as required under Public Law 103-66 of August 10, 1993, 107 Stat. 312 and all required county fees are paid in full; and

(k)	The Vendor are unaware of any mining or mill site claims which conflict with the Unpatented Mining Claims that were staked or located by individuals or entities other than the Vendor.

4.	Capacity and Authority.	Stone represents and warrants to the other parties hereto:

(a)	That it is a corporation properly formed and in good standing in its place of incorporation is duly qualified to do business;
(b)

That is has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)	That this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;
(d)	That the person or persons executing this Agreement on its behalf is or are fully authorized to do so; and
(e)	That it will not breach any other agreement or arrangement by entering into or performing this Agreement.

5.	Grant and Term of Option.

The Vendor hereby grant to Stone the sole and exclusive option to earn up to an undivided one hundred percent (100%) interest in title to the Properties subject to Vendor’ Production Royalties in the manner specified in this Agreement. Unless sooner terminated as hereinafter provided, this Agreement and Stone’s option hereunder shall remain in full force and effect until December 31, 2008. While this Agreement is in force and effect, Stone shall have the sole and exclusive right to use and occupy the Properties and to conduct Exploration or other Operations thereon, therein or thereunder. Subject only to the terms and provisions of this Agreement, all such Exploration or other Operations shall be conducted at the sole option and within the sole discretion of Stone.

6.	Option Payments:.

(a)            From August 1st, 2004, Stone shall be responsible for payments to the Bureau of Land Management, and to Lander County fees. Stone shall pay to the Vendor an initial payment of Twenty Five Thousand ($25,000) Dollars. On or before each of the 15th Day of February 2005, the 15th of February 2006 and the 15th Day of February 2007 Stone shall pay the Vendor Thirty Thousand Dollars ($30,000). All Option Payments in the form of cash shall be credited to and become a part of Earning Costs. The Option Payments shall be paid on the schedule set forth in this Section 6; notwithstanding the total amount of Earning Costs described in Section 7 (“Earning Costs - Initial Earn In Period”) which have been incurred by Stone.

Each work program after the first program is subject to an independent engineer or geologist recommending proceeding to tile next program and Stone agrees to proceed diligently to obtain such a report.

7.	Earning Costs - Initial Earn In Period.

In order to maintain the option granted herein in effect during the term hereof and subject to the obligation to make that portion of the Earning Costs defined as Option Payments on the schedule set forth in Section 6 (“Option Payments”) hereof Stone shall

(a)            pay all costs including costs of holding and maintaining the Properties in good standing including, without limitation, Bureau of Land Management Costs and County fees as and when due and payable from time to time for each assessment year during the term of the Agreement and if the Agreement is terminated after May 1st in any year such payments for the ensuing year shall also be paid, and

(b)           pay or incur at least $650,000 cumulatively during the period from the August 1st, 2004 to December 31, 2008 in making both annual payments and performing work and making expenditures on or for the benefit of the Properties by expending not less than $75,000 prior to December 31, 2005, not less than $150,000 cumulatively prior to December 31, 2006, not less than $250,000 cumulatively prior to December 31, 2007, and not less than $650,000 cumulatively prior to December 31, 2008.

Anything to the contrary herein notwithstanding, it is expressly understood and agreed by the parties that if Stone fails to pay, issue or incur any amount of Earning Costs as provided in this Section 7 except the Option Payments, the sole consequence of such failure shall be to give the Vendor the right to terminate this Agreement pursuant to the provisions of Section 20 (“Termination by the Vendor”) hereof. Stone shall have no liability to the Vendor (in damages or otherwise) resulting from Stone’s failure to pay, issue or incur any amount of Earning Costs, provided, however, Stone shall be obligated to fully perform all other of its obligations which accrue or arise before termination of this Agreement.

8.	Exercise of Option.

Stone may earn a one hundred percent (100%) interest in title to the Properties subject to the Production Royalty by paying, issuing or incurring at least $650,000 in Earning Costs in compliance with Section 6 (“Option Payments”) and 7 (“Earning Costs - Initial Earn In Period”). Promptly after the date when Stone earns a one hundred percent (100%) interest in title to the Properties subject to the Production Royalty as specified in this Section 8, Stone shall give the Vendor notice and within 30 days the Vendor shall give Stone the Mining Deeds. In the event that Stone does not earn its interest in the Properties on or before December 31, 2008 and provided that Stone has not previously terminated this Agreement pursuant to Section 19 (“Termination by Stone”) hereof, then this Agreement and Stone’s option hereunder shall expire.

9.	Production Royalty.

The Vendor are entitled to a production royalty of three percent (3%) of the Net Smelter Returns from the production of minerals from the Unpatented Mining Claims as they exist at the date of execution of this Agreement and a production royalty up to one percent (1%) of the Net Smelter Returns from the production of minerals from the Area of Interest. Stone has the right at any time until one hundred and eight days (108) after a production decision is made to place the Properties into commercial production to purchase up to one half (1/2) of the Production Royalty from the Unpatented Mining Claims representing 1½% of the Net Smelter Return at the rate of $500,000 for each ½% of the Net Smelter Return. The Production Royalty will be paid in accordance with Exhibits “C”.

10.	Audit.

Within thirty (30) days of the Vendor’ receipt of any notice by Stone that it has earned an interest in the Properties as specified in Section 8 (“Exercise of Option”) hereof, the Vendor by notice to Stone and the Escrow Agent may audit Stone’s relevant books and records at an office selected by Stone and during Stone’s normal business hours. The audit shall be conducted by independent auditors selected by the Vendor and acceptable to Stone. The costs of any such audit shall be shared equally by Stone and the Vendor. If the results of such audit conclude that Stone has failed to pay or incur the requisite amount of Earning Costs, then Stone may pay any such deficiency to the Vendor within thirty (30) days following Stone’s receipt of such audit report and thereby be deemed to have fulfilled its monetary obligations under Section 8 (“Exercise of Option”), as the case may be. If the Vendor timely exercises their right of audit pursuant to this Section 10, then the Vendor shall hold all Documents pending the results of such audit. Upon completion of the audit and payment by Stone of any deficiency as set out in this Section 10, the Escrow Agent shall deliver the appropriate Escrowed Documents to either Stone or the Vendor as specified in this Agreement. If the Vendor fail to provide timely notice of their right to audit Stone’s books and records, then the accuracy of Stone’s statement of Earning Costs shall be conclusive for all purposes of this Agreement.

11. Land Holding Costs.

While this Agreement is in force and effect, the Land Holding Costs shall be paid or incurred by Stone and all amounts so paid or incurred by Stone shall constitute Earning Costs.

12. Conduct of Operations.

While this Agreement is in force and effect, all Operations by Stone on or with respect to the Properties shall be conducted in full compliance with all applicable federal, state and local laws, regulations and ordinances including, without limitation, laws and regulations requiring reclamation of mined lands or environmental protection. Stone hereby agrees to indemnify, defend and hold the Vendor harmless from all liens, actions, claims proceedings, suits against the Vendor and Stone against the Properties which might arise on account of or due to operations conducted by Stone thereon while this Agreement is in force and effect resulting from Stone’s activities on the Property.

13. Books and Records.

While this Agreement is in force and effect, Stone shall keep full, true and complete books and records reflecting all Earning Costs paid or incurred by Stone. Within fifteen (15) days after Stone’s receipt of a written request therefor by the Vendor, Stone shall make such books and records available for inspection by the Vendor at an office designated by Stone, during Stone’s normal office hours, and at the sole cost and expense of the Vendor. Vendor shall have the right to request and Stone shall have the obligation to deliver to Vendor copies of all non-interpretive, factual data concerning the Property in Stone’s possession. Stone agrees and covenants that within thirty (30) days after termination of this Agreement, except on Stone’s exercise and closing of the option to purchase the Property, deliver to Vendor copies of all non-interpretive factual data not previously delivered to Vendor.

14. Partial Surrender.

At any time and from time to time, Stone may surrender to the Vendor any portion of the Properties by delivering to the Vendor a recordable instrument which transfers to the Vendor all of Stone’s right, title and interest in and to the interest in real property described therein, subject to a grant (in Stone’s discretion), to the extent Vendor may under law grant the same, of surface use rights over and across the land in question to be used by Stone acting reasonably for the purpose of operations on or in the vicinity of the remaining Properties. From and after the date of delivery by Stone of such a recordable instrument, the interest in real property described therein shall no longer constitute a portion of the Properties and shall no longer be subject to this Agreement in any respect.

15. Area of Interest.

At its option, either the Vendor, on the one hand, or Stone, on the other hand, may acquire any interest in real property wholly or partially situate within the Area of Interest, in its own name and on such terms and conditions as the acquirer (in its sole discretion) deems acceptable. Within fifteen (15) days after any such acquisition is consummated, the acquirer shall give notice thereof to Stone or the Vendor, as the case may be, and the notice shall be accompanied by copies of all instruments documenting the acquisition. The other party shall have a period of fifteen (15) days after its receipt of such notice and accompanying materials to make the interest in real property described therein part of the Properties and subject to this Agreement by giving the acquirer notice of its decision to do so. If the Vendor are the acquirer and Stone gives the Vendor the fifteen (15) days notice of Stone’s decision to make the interest in real property acquired by the Vendor part of the Properties and subject to this Agreement, then Stone’s notice to the Vendor of that decision shall be accompanied by payment to the Vendor of one hundred percent (100%) of the Vendor’ actual out-of-pocket cash acquisition costs and the payment by Stone to the Vendor shall constitute a Earning Cost. If the acquirer is Stone and the Vendor give Stone the fifteen (15) days notice of the Vendor’ decision to make the interest in real property acquired by Stone part of the Properties and subject to this Agreement, then the acquisition by Stone shall have been made at the sole cost and expense of Stone but all of Stone’s actual out-of-pocket cash acquisition costs shall constitute Earning Costs. No acquisition by either the Vendor or Stone pursuant to the provisions of this Section 15 shall operate to enlarge the Area of Interest, and all interests in real property so acquired. Any such acquisitions shall form part of the Property and be subject to the provisions of this Agreement. Stone’s obligations under this Section shall survive Stone’s exercise and closing of the option granted to Stone under Section 5.

16. Force Majeure.

Anything to the contrary herein notwithstanding, except for the obligation to make payments and meet cash calls when due hereunder, the obligations of Stone shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes

(however arising and whether or not employee demands are reasonable or within the power of Stone to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state, or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services, or equipment or by contractors’ or subcontractors’ shortage of or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. Stone shall promptly give notice to the Vendor of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. Stone shall resume performance as soon as reasonably possible and Stone shall also provide notice of termination of the occurrence of a force majeure event.

17. Confidentiality.

Each of the parties acknowledges that disclosure of the terms of this Agreement or the results of operations could damage the parties, and that the parties could be damaged as a result of the release of inaccurate or misleading information. It is therefore agreed that unless required by law or by regulation of any Securities Commission or Stock Exchange, this Agreement and the results of operations will be held in strict confidence and except for a memorandum hereof prepared and recorded by Stone, no party hereto shall disclose the terms and conditions of this Agreement or any other information relating to operations to any other person or entity without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld. The text of any news release or other public statement which a party to this Agreement desires to make with respect to this Agreement, the Properties or operations shall be made available to the other parties at least two (2) business days prior to publication and the other parties shall have the right to make suggestions for changes therein. If such release or other public statement identifies the other party or parties, it or they shall have the right to approve the release or other public statement prior to its publication. It is acknowledged that this Agreement is intended to benefit only the parties and is not intended to benefit any other individual or entity.

18. Reports.

Within sixty (60) days after each anniversary of the Effective Date when this Agreement is in force and effect and subject to the confidentiality provisions hereof Stone shall deliver an Annual Report to the Vendor.

19. Termination by Stone.

Stone may terminate this Agreement at any time and with or without cause by giving the Vendor notice of Stone’s decision to do so. In addition, Stone shall within thirty (30) days of Stone’s notice to the Vendor of its election to terminate this Agreement, convey and assign to the Vendor all interests in real property free and clear of liens, claims and encumbrances created by or through Stone or arising from or relating to Stone’s activities within the Area of Interest which were acquired and made subject to this Agreement as specified in Section 15 (“Area of Interest”) hereof. All of Stone’s obligations which accrue or which may result from Operations on the Properties conducted by Stone after the Effective Date shall survive termination of this Agreement under either this Section 19 or Section 20 (“Termination by the Vendor”) hereof until the same has been fully performed. Additionally, Stone shall be obligated to pay all Land Holding Costs and option payments accruing after the Effective Date up to and including the date of termination by Stone, and such accrued obligations shall survive the termination of this Agreement under this Section 19. If the date of termination by Stone is on or after May 1 and prior to September 1 of any year, then Stone shall be obligated to pay any mining claim rental fees required by Public Law 10346 August 10, 1993, 107 Statute 312 or similar fees for each unpatented mining claim comprising a part of the Properties for the assessment year beginning September 1 of the year of termination. However, Stone shall not be obligated to make any further payments to the Vendor, the due dates of which occur after the date of termination by Stone, or pay or incur any amount of Earning Costs following termination of this Agreement.

20. Termination by the Vendor.

The Vendor may terminate this Agreement if, within the periods specified in Section 7 (“Earning Costs - Initial Earn In Period”) or the period for Option Payments specified in Section 6 (“Option Payments”), or not later than the time provided by law for timely payment of Land Holding Costs as required by Section 11 (“Land Holding Costs”) hereof, Stone fails to pay or incur the scheduled Option Payments or otherwise fails to timely pay or incur the minimum Earning Costs or Land Holding Costs. The Vendor shall give Stone notice describing the alleged existence of any condition (or failure of condition) set forth in said Sections 6, 7 and 11 hereof on which the Vendor are asserting a right to terminate this Agreement. In the event that Stone fails to cure the same or to initiate action in the courts to dispute the existence thereof within thirty (30) days after its receipt of any such notice, then the Vendor may terminate this Agreement by giving Stone notice of the Vendor’ decision to do so. In the event that Stone initiates action in the courts to dispute the existence of any alleged default, then this Agreement may not be terminated by the Vendor unless Stone fails to commence curative action with respect to such default within a thirty (30) day period after its existence is confirmed by a court of competent jurisdiction.

21. Transfer of Interest

Stone shall have the right subject to consent of the Vendor, such consent not to be unreasonably withheld to transfer to any third party all of its interest in or to this Agreement provided that such party agrees to be bound by the provisions of this Agreement and that Stone provides notice of the transfer to the Vendor. Stone’s assignment shall not relieve it of its obligations under this Agreement. Nothing herein shall preclude Stone from transferring its interest to a wholly owned subsidiary of Stone, provided however that Stone’s proposed transfer of a controlling interest in its subsidiary shall constitute a transfer for purposes of this Agreement.

22. Notice.

All notices, consents, requests or other communications required or permitted by the terms of this Agreement shall be written, and each such communication shall be addressed to Stone or to the Vendor (as appropriate) at the address for each of Stone and the Vendor which is set forth in the initial paragraph of this Agreement. All such communications shall be either personally delivered or sent by facsimile or certified or registered mail, postage prepaid, and shall be deemed to have been given and received on the date of personal delivery, the date of the facsimile or the date of receipt indicated on the return receipt therefor. A copy of any notice to Stone shall be simultaneously delivered or mailed to the attention of Gregg Jaclin of Anslow & Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726.

23. General Provisions.

(a)	All remedies of the parties hereunder shall be cumulative, not exclusive.

(b)           The terms and provisions hereof shall be binding upon, and enure to the benefit of the parties and their respective successors and assigns.

(c)            All representations and warranties, all covenants related to confidentiality, and all indemnifications herein shall survive any termination or expiration hereof.

(d)	All monetary amounts referred to herein are in the currency of the United States of America.

(e)            This Agreement and the rights and obligations of the parties hereunder shall be construed under the internal laws of the State of Nevada, but the rules of the State of Nevada regarding conflicts of laws shall not apply.

(f)            The titles of the respective Sections hereof are for convenience of reference only and shall not be used as an aid in the interpretation of this Agreement. If necessary to give full effect to the terms and provisions hereof, references to the neuter gender shall include the masculine or feminine, references to the plural shall include the singular, and vice-versa.

(g)           No modification of this Agreement shall be valid or binding unless made in writing duly executed by each of the parties

(h)	This Agreement does not contain any implied covenants of any sort.

(i)            In the event of any litigation between the parties which concerns this Agreement in any way, the court shall award reasonable attorney’s fees and court costs to the prevailing party. The parties waive any rights they may have to a jury trial.

(j)            As of the Effective Date, this Agreement contains the entire understanding between the parties with respect to the subject matter hereof and the rights and obligations of the parties are strictly limited to the rights and obligations expressly provided herein. All prior agreements between the parties concerning the subject matter hereof are expressly rescinded and replaced.

(k)           In the event that this Agreement is terminated pursuant to the provisions of Section 19 (“Termination by Stone”) or Section 20 (“Termination by the Vendor”) hereof, Stone hereby agrees to indemnify, protect, save, defend and hold the Vendor harmless from and against any and all direct or indirect claims, demands, losses or liabilities (including attorney’s fees) paid or incurred by the Vendor which arise from or in connection with any environmental damage to the Properties that was caused by Stone after the Effective Date or any failure by Stone after the Effective Date to comply fully with any of its obligations under this Agreement or with any federal, state or local law, rule or regulation applicable to the Properties or to activities thereon or thereunder including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act or any amendments thereof.

(l)            Each of the parties agrees to take from time to time such corporate or other actions and to execute and deliver such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement, including a short form or memorandum of this Agreement.

(m)          The parties shall execute a short form or memorandum of this Agreement for recordation in the official records of Lander County. This Agreement shall not be recorded.

(n)           Stone shall carry at all times during the term of this Agreement worker’s compensation and other insurance required by state laws and mining regulations, or Stone may self-insure as to such matters if it qualifies as a self-insurer under the appropriate laws and regulations.

(o)           Stone shall permit the Vendor to post, and shall keep posted upon the Properties, notices of non-liability for labour performed or materials or merchandise furnished and Stone shall provide immediate notice of its execution of this Agreement to the Vendor.

(p)           The individual provisions of this Agreement are severable. If any such individual provision is contrary to or in conflict with any requirement or principle of applicable statutory or common law, then that provision shall be severed here from but the remainder of this Agreement shall remain in force and be construed so as to give effect to the intent of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

The Corporate Seal of STONE MOUNTAIN RESOURCES INC. was hereunto affixed in the presence of:	) ) )
	)	C/S
)
/s/ Peter Dodge	)
Authorized Signatory	)

The Corporate Seal of MIDAS MOUNTAIN, INC. was hereunto affixed in the presence of:	) ) )
	)	C/S
)
/s/ Stan Ford	)
Authorized Signatory	)

EXHIBIT “A”

TO THE CAB PROPERTY OPTION AGREEMENT

Unpatented Mineral Claims Located in Sections 22, 23, 26 & 27, T26N, R44E

Lander County, Nevada

and Area of Interest

CLAIM NAME	COUNTY RECORDED BOOK	COUNTY RECORDED PAGE	BLM SERIAL NUMBER
CAB1	536	884	886372
CAB2	536	885	886373
CAB3	536	886	886374
CAB4	536	887	886375
CAB5	536	888	886376
CAB6	536	889	886377
CAB7	536	890	886378
CAB8	536	891	886379
CAB9	536	892	886380
CAB10	536	893	886381
CAB11	536	894	886382
CAB12	536	895	886383
CAB13	536	896	886384
CAB14	536	897	886385
CAB15	536	898	886386
CAB16	536	899	886387
CAB17	536	900	886388
CAB18	536	901	886389
CAB19	536	902	886390
CAB20	536	903	886391
CAB21	536	904	886392
CAB22	536	905	886393
CAB23	536	906	886394
CAB24	536	907	886395

2

EXHIBIT “B”

TO THE CAB PROPERTY OPTION AGREEMENT

Area of Interest

EXHIBIT “C”

TO THE CAB PROPERTY OPTION AGREEMENT

Net Smelter Returns Royalty

Net Smelter Returns Provisions

1.	DEFINITIONS.

1.1

“Gold Production” means the quantity of refined gold out-turned to Grantee’s account by an independent third party refinery for gold produced from the Property during the calendar month on either a provisional or final settlement basis.

1.2	“Gross Value” shall be determined on a calendar month basis and have the following meanings with respect to the following Minerals:

1.2.1	Gold

(a)            If Grantee sells unprocessed gold ores, or gold ore or gold concentrates produced from Minerals, then Gross Value shall be equal to the proceeds received by Grantee during the calendar month from such sales. Grantee shall have the right to sell such unprocessed gold ores, gold ore and gold concentrates to an affiliated party, except that such sales shall be considered, solely for the purpose of determining Gross Value, to have been sold at prices and on terms no less favourable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

(b)           If Grantee produces refined gold (meeting the specifications of the London Bullion Market Association) from Minerals, and if Section 1.2.1(a) above is not applicable, then for purposes of determining Gross Value, the refined gold shall be deemed to have been sold at the Monthly Average Gold Price for the month in which it was refined. The Gross Value shall be determined by multiplying Gold Production during the calendar month by the Monthly Average Gold Price.

1.2.2	Silver

(a)            If Grantee sells unprocessed silver ores, or silver dores, or silver concentrates produced from Minerals, then Gross Value shall be equal to the proceeds received by Grantee during the calendar month from such sales. Grantee shall have the right to sell such unprocessed silver ores, silver dores and silver concentrates to an affiliated party, provided that such sales shall be considered,

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solely for the purpose of determining Gross Value, to have been sold at prices and on terms no less favourable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

(b)           If Grantee produces refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harmon) from Minerals, and if Section 1.2.2(a) above is not applicable, the refined silver shall be deemed to have been sold at the Monthly Average Silver Price for the month in which it was refined. The Gross Value shall be determined by multiplying Silver Production during the calendar month by the Monthly Average Silver Price.

1.2.3	All Other Minerals

(a)            If Grantee sells unprocessed ores, ores, or concentrates of any Minerals other than gold or silver, then the Gross Value shall be equal to the amount of proceeds received by Grantee during the calendar month from such sales. Grantee shall have the right to sell such unprocessed ores, ore or concentrates to an affiliated party, provided that such sales shall be considered, solely for the purpose of determining Gross Value, to have been sold at prices and on terms no less favourable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

(b)           If Grantee produces refined or processed metals from Minerals other than refined gold or refined silver, and if Section 1.2.3(a) above is not applicable, then Gross Value shall be equal to the amount of the proceeds received by Grantee during the calendar month from the sale of such refined or processed metals. Grantee shall have the right to sell such refined or processed metals to an affiliated party, provided that such sales shall be considered, solely for purposes of determining Gross Value, to have been sold at prices and on terms no less favourable than those that would be obtained from an unaffiliated third party in similar quantifies and under similar circumstances.

1.3

“Minerals” means all metallic and non-metallic substances which Grantor, as owner of the patented or unpatented mining claims included within the Property is legally entitled to mine, remove, process and sell, including all such substances to which Grantor is entitled pursuant to extralateral rights under the mining laws of the United States.

1.4

“Monthly Average Gold Price” means the avenge London Bullion Market Association Afternoon Gold Fix, calculated by dividing the sum of all such prices reported for the calendar month by the number of days for which such prices were reported during that month. If the London Bullion Market Association Afternoon Gold Fix ceases to be published, all such references shall be replaced with references to prices of gold for immediate sale in another established marked selected by Grantee, as such prices are published in Metals Week magazine.

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1.5

“Monthly Average Silver Price” means the average New York Silver Price as published daily by Handy & Harmon, calculated by dividing the sum of all such prices reported for the calendar month by the number of days in such calendar month for which such prices were reported. If the Handy & Harmon quotations cease to be published, all such references shall be replaced with references to prices of silver for immediate sale in another established market selected by Grantee as published in Metals Week Magazine.

1.6	“Net Smelter Returns” means the Gross Value of all Minerals, less the following costs, charges and expenses actually paid by Grantee. with respect to the treatment of such Minerals:

1.6.1       Charges for treatment in the smelting and refining processes (including handling, processing, interest and provisional settlement fees, sampling, assaying and representation costs; penalties and other processor deductions);

1.6.2       Actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of Minerals concentrates or dore metal from the Property to the place of treatment, including any costs incurred by Grantee for transportation of such Minerals concentrates and dore metal from the Property to the place of sale;

1.6.3       Actual sales and brokerage costs on Minerals for which the Net Smelter Returns royalty is payable; and

1.6.4       Sales and use taxes applicable under local, state and federal law assessed on the sale of the Minerals on which the Net Smelter Returns Royalty is payable (other than taxes based upon income).

1.7

“Property” means the real property and patented and unpatented mining claims described in the Agreement to which these Net Smelter Returns provisions are attached and to which these provisions apply. If Grantee, its successors or assigns amends, relocates or patents any of the unpatented mining claims, or if Grantee converts any of such claims into leases or other types of property rights or interests pursuant to any amendment of the United States Mining Law of 1872, such claims, rights and interests shall be deemed to be included within the Property, it being understood that Grantor’s Net Smelter Returns royalty is to apply to all Minerals mined from lands currently subject to Exhibit “A”, regardless of the means by which rights to those lands have been acquired.

1.8

“Silver Production” means the quantity of refined silver out-turned to Grantee’s account by an independent third party refined for silver produced from the Property during the calendar month on either a provisional or formal settlement basis.

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2.	PAYMENT PROCEDURES.

2.1        Accrual of Obligation. Grantee’s obligation to pay the Net Smelter Returns royalty shall accrue upon the sale of unrefined metals, dore, concentrates, ores or other Minerals products or, if refined metals are produced, upon the out-turn of refined metals meeting the requirements of the specified published price to Grantee’s account.

2.2        Futures or Forward Sales, Etc. Except as provided in Sections 1.2.1(a), 1.2.2(a) and 1.2.3 above (with respect to sales of unprocessed gold and silver and sales of Minerals other than gold and silver), Gross Value shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals by Grantee, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection, and speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals.

2.3        Sampling and Commingling. All Minerals for which a Net Smelter Returns royalty is payable shall be measured, sampled and analyzed in accordance with sound mining and metallurgical practices After such measurement, Grantee may mix or commingle Minerals with ores from properties other than the Property

2.4        Monthly Calculations and Payments. Net Smelter Returns royalties shall be determined on a calendar month basis. Net Smelter Return royalties shall be paid on or before the last business day of the calendar month immediately following the last day of the calendar month in which same accrued.

2.5        Statements. At the time of payment of the Net Smelter Returns royalty, Grantee shall accompany such payment with a statement showing in reasonable detail the quantities and grades of refined gold, silver or other metals or dore, concentrates or ores produced sold or deemed sold by Grantee in the preceding calendar month; the Monthly Average Gold Price and Monthly Avenge Silver Price, as applicable; costs and other deductions, and other pertinent information in reasonable detail to explain the calculation of the Net Smelter Returns royalty payment with respect to such calendar month. Payment shall be made to the addresses provided in the Agreement to which this Exhibit is attached for purposes of notices.

2.6        Inventories and Stockpiles. Grantee shall include in all monthly statements a description of the quantity and quality of any gold or silver dore that has been retained as inventory for more than ninety (90) days. Grantor shall have thirty (30) calendar days after receipt of the statement to either (a) elect that the dore be deemed sold, with Gross Value to be determined as provided in Sections 1.2.1(1), with respect to gold, and 1.2.2(b), with respect to silver, as of such thirtieth (30th) day utilizing the mine weights and assays for such dore and utilizing a reasonable recovery rate for refined metal and reasonable deemed charges for all deductions specified in Section 1.6 above, or (13) elect to wait until such time as royalties otherwise would become payable pursuant to Sections 1.2.1(b) and 1.2.2(b). The failure of Grantor to respond within such time shall be deemed to be an election to use the methods described in Sections 1.2.1(b) and 1.2.2(b). No Net Smelter Returns royalty shall be due with respect to stockpiles of ores or concentrates unless and until such ores or concentrates are

5

actually sold.

2.7        Final Settlement. All Net Smelter Returns royalty payments shall be considered final and in full satisfaction of Grantee’s obligations to pay them, unless Grantor gives Grantee written notice describing a specific objection to the calculation thereof within one year after receipt by Grantor of the monthly statement provided for in Section 2.5. Grantor shall have the right, upon reasonable notice and at a reasonable time, to have Grantee’s accounts and records relating to the calculation of the Net Smelter Returns royalty payment with respect to the calendar month in question audited by an independent certified public accountant. If such audit determines that there has been a deficiency or an excess m the payment made to Grantor, such deficiency or excess shall be resolved by adjusting the next monthly Net Smelter Returns royalty payment due Grantor. Grantor shall pay all costs of such audit unless a deficiency of five percent (5%) or more of the Net Smelter Returns royalty due for the calendar month in question is determined to exist. Grantee shall pay the costs of such audit if a deficiency of five percent (5%) or more of the amount due for the calendar month in question is determined to exist. All books and records used by Grantee to calculate the Net Smelter Returns royalties due hereunder shall be kept in accordance with generally accepted accounting principles.

3.         Transfer or Encumbrance of Royalty. Grantor may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its right, title and interest in and to the Net Smelter Returns royalty, except that Grantee shall be under no obligation to make its payments to such assignee, transferee, pledgee or other third party until Grantee’s receipt of written notice concerning the assignment, transfer or pledge.

4.         Control of Operations. Grantee shall have the sole and exclusive option to determine the timing and the manner of any production from the Property and all related exploration, development and mining activities on or for the benefit of the Property. Nothing under these Net Smelter Returns Provisions shall require Grantee to explore, develop or mine or continue operations on the Property, nor create a fiduciary or trust relationship between Grantee and Grantor.

5.         Reports. Grantee shall deliver to Grantor on or before the thirtieth (30th) day after the end of each calendar quarter during which Grantee produces Minerals from the Property a summary report of all exploration, development, mining and production work conducted by Grantee on the Property for the preceding calendar quarter.

6.         Inspection. Grantor or Grantor’s duly authorized representative shall be permitted to enter on the Property and Grantee’s workings at all reasonable times for the purpose of inspection, but they shall enter on the Property at their own risk and in a manner which will not unreasonable delay, hinder or interfere with Grantee’s operations on the Property.

7.         Governing Law and Forum Selection. The provisions of this Exhibit shall be construed and enforced in accordance with the laws of the State of Nevada. The parties submit to the jurisdiction of the Nevada District Court within Lander County, Nevada, and waive any objections to the jurisdiction of the District Court and venue of any actions or proceedings in the District Court arising from or relating to the terms of this Exhibit and the Deed to which it is

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attached.